Exhibit 99.3

June 20, 2008

BY ELECTRONIC TRANSMISSION

Mark Stoleson

President

Legatum Limited

Level 9, Convention Center

71082 Dubai

United Arab Emirates

Dear Mark,

As I have previously communicated to you, the Sonus Board of Directors values Legatum’s input and appreciates your continued support of the Company.  However, we were very disappointed in your letter and press release of June 18, 2008, because they are filled with mischaracterizations and misstatements.

You have misconstrued our offer to appoint a qualified Legatum designee to our Board of Directors subject to: (1) that individual being qualified by our Nominating Committee consistent with the Company’s established practices; and (2) Legatum’s willingness to enter into a shareholder agreement with the Company containing a customary standstill provision to address legitimate concerns of the Company.  While it is true that any shareholder may nominate individuals to the Board of Directors consistent with the procedures set forth in the Company’s Bylaws, we offered to create a specific Board seat and add a Legatum designee to our Board on the terms set forth above.  There is a significant difference between a shareholder nominating a candidate for election at an annual meeting, and the Company actually appointing a shareholder’s designated person to the Board of Directors. To the extent you did not understand this distinction, we hope this letter clarifies that the Board continues to be willing to make a significant concession to you in this regard on the terms described above.

We are surprised at Legatum’s resistance to a shareholder agreement containing a customary standstill provision.  As a member of the Board of Directors, your designee would have access to material nonpublic information of the Company.  A standstill provision provides certainty and stability by preventing Legatum from exploiting its favorable position and significant ownership by engaging in coercive, unfair or abusive tactics that are not in the best interests of all shareholders.  Contrary to your assertions, the standstill provision would not limit any action taken by your designee acting in his capacity as a director of the Company consistent with his fiduciary duties to the Company and all shareholders.

You also mischaracterize as discriminatory, and a means of entrenchment, the Board’s requirement to review the source of funds for Legatum, or whatever entity or person is the actual holder of shares of the Company, in connection with appointing a Legatum designee to our Board.  This is disingenuous and ignores the unique characteristics of the Company, its products and place within the national security infrastructure of the United States, as well as the foreign nature of the Legatum family of investment funds.  First, we believe, and you understand, that the Company plays a critically important role in the communications infrastructure of the United States.  Our customers include the largest telecommunications companies in the country.  As a result, the Company is sensitive to the security and integrity of this critical infrastructure.  Second, we currently do not know, and you have yet to provide us information about, what fund or funds actually own shares of our Company and the source of the funds used to purchase these shares.

In your most recent Schedule 13D/A filed on June 19, 2008, the following continue to be listed as the beneficial owners of the Company’s common stock: Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Global Investment Limited, and Senate Limited, acting on behalf of that certain trust formed under the laws of The Cayman Islands as of 1 July 1996.  In your letter to the Company dated June 13, 2008, wherein you disclosed your intention to file a notice with both the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, well after you were required to do so under, and in clear violation of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, your counsel notified the Company that the acquiring entity of its common stock is Galahad Securities Limited, and that Galahad Securities Limited is an entity affiliated with another acquiring person, Christopher Chandler.  And in your June 18 letter, you identify Legatum Limited as the Company’s “major shareholder.”

Mark, who actually owns and controls our stock, Legatum? Galahad? Christopher Chandler?  Senate Limited?  Or is it one or more of the other offshore funds you control?  More importantly, given the unique geopolitical and security environment in which we operate, our place in the national security infrastructure of the United States and your foreign characteristics, why are you refusing to provide us with the information we need to assure our customers that your new role will not jeopardize their interests?  Surely, you must recognize the Board’s fiduciary obligation to understand the Legatum entities and its source of funds prior to appointing a Legatum designee to the Board.

Your operating base in Dubai, United Arab Emirates, the foreign jurisdiction of each fund you purport to manage and your ownership interest in the Company, when combined with our sensitive and critical position in the national communications infrastructure, as well as our unique customer base, does indeed result in your deserving of special treatment prior to joining the Board.  Our other significant shareholders and directors do not share your unique characteristics.  To mischaracterize this under the rubric of “entrenchment” unfortunately ignores the reality in which you and we must conduct business.

We were encouraged to learn this morning that you intend to make a voluntary filing with the Committee on Foreign Investment in the United States (CFIUS) under the Exon-Florio Amendment to the Defense Production Act of 1950 in conjunction with your ownership in the Company.  We trust that you will follow through with the CFIUS filing and request that you provide us with the same information.

Your suggestion that we had an obligation “to supplement [our] proxy materials to reflect the recent material management and Board changes and send out new proxy cards” is also misleading.  As we have previously disclosed in our public filings, our Board has selected Dr. Richard Nottenburg to become our Chief Executive Officer.  As is customary, and as we also announced publicly, he has joined our Board of Directors.  Furthermore, in connection with Rich Nottenburg’s hiring, we separated the roles of Chairman of the Board and CEO, which was one of the corporate governance suggestions made by Legatum.

There is no legal or other requirement that compels the Company to seek or obtain shareholder approval or to supplement the proxy materials for these appointments.  Rich Nottenburg is not a candidate for election at this year’s annual meeting, therefore, no amendment of the proxy card is necessary.  The Board appointed Rich Nottenburg to fill the seat vacated by Mr. Notini, who resigned from the Board last year and whose term would have expired in 2009.  Consistent with our Bylaws, Rich Nottenburg will hold his board seat for Mr. Notini’s unexpired term and shareholders will be able to vote on Rich Nottenburg’s election to the Board at the 2009 Annual Meeting.

Under Delaware law and our charter and bylaws, the Board of Directors, not the shareholders, have the authority and responsibility to manage the business and affairs of the Company.  Appointing management is one manifestation of this critical role.  To infer that there is a duty to submit a decision regarding the hiring of executive management to a shareholder vote is misleading to our other shareholders and unhelpful if you truly want to work constructively with the Board of Directors.

You also disingenuously suggest that the Company has ignored your suggested proposals.  To the contrary, the Company has considered these proposals, many of which have been inappropriate and reflect a lack of appreciation of our business and best corporate governance practices:

•      That Sonus acquire a small IP PBX company to compete with Cisco and Avaya in the enterprise market, which is a mature market that has already undergone consolidation;

•      That Sonus engage in a highly dilutive transaction to acquire a marginal software company;

•      That, following such an acquisition, Sonus hire as its CEO the software company’s CEO, who has never led a public company and would not have been an appropriate candidate; and

•      That Sonus allow Legatum to appoint two directors to the Board without knowing the identity or qualifications of the candidates and in circumvention of the Board’s established standards and policies with respect to board appointments.  Moreover, Legatum had initially indicated that it would nominate industry experts to enhance the skill set of the Board for the benefit of all shareholders.  However, Legatum then simply nominated you and another Legatum executive in what can only be perceived as a self-serving undertaking.

While the Board continues to support your submission of a qualified candidate to the Board and to review your corporate governance proposals, the Board has significant concerns whether Legatum understands Sonus’ business and the industry in which it operates and appreciates the importance of the Board’s compliance with best corporate practices and its established procedures in fulfilling its fiduciary obligations.

In light of the fact that you, not the Company, issued a press release and brought the discussions into the public eye, your statement that “[I]t would be in everyone’s best interests if we can find a way to avoid taking this discussion public...” appears hypocritical.

Now that you have brought the discussion into the public eye, we believe that it is vital for both the Company and Legatum to be completely transparent.  We have nothing to hide. Our performance is a matter of public record, and we intend to continue to be transparent.  We only ask that you do the same.  We again ask that you give us the information we request so that we can confirm that there is no national security issue or concern related to foreign government or foreign control in connection with your “major shareholder” status in our Company.

We continue to welcome Legatum’s participation on the Company’s Board subject to the conditions we have described and are prepared to commence the process of qualifying your designee and reviewing the information we have requested.

We remain willing to meet with you to discuss these issues in person, as well as negotiating and executing a mutually satisfactory shareholder agreement.  Please contact Rich Nottenburg to arrange a mutually convenient time for such a meeting.

Yours sincerely,

Hassan M. Ahmed

Chairman of the Board of Directors

cc:           Sonus Board of Directors

Wilmer Cutler Pickering Hale and Dorr

Manatt Phelps & Phillips